CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated January 2, 2006 relating to the financial statements of Voiceserve Inc. (formerly 4306, Inc.) We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Gately & Associates, LLC
Certified Public Accountants
Altamonte Springs, FL

May 4, 2007